UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

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HALLMARK EQUITY SERIES TRUST

(Name of Registrant As Specified in Charter)

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[Reserve Letterhead]

November 9, 2005

Dear Shareholders of the Hallmark Informed Investors Growth Fund (the “Fund”):

Effective August 11, 2005, Hallmark Equity Series Trust (the “Trust”) appointed Segall Bryant & Hamill Investment Counsel (“SBH”) as sub-adviser to the Fund.  SBH replaced Pinnacle Investment Advisers LLC (“Pinnacle”).

Reserve Management Company, Inc. (“RMCI”) will remain the Fund’s investment adviser and will oversee SBH.

This package contains more information about SBH.  Please review this information and call us at 1-888-823-2867 if you have any questions.  Clients of investment advisers may also contact their investment adviser with any questions.

Thank you for your continued investment in the Fund.

Sincerely,

/s/ Bruce R. Bent
Bruce R. Bent
Chairman

IMPORTANT INFORMATION

FOR THE SHAREHOLDERS

OF THE

HALLMARK INFORMED

INVESTORS GROWTH FUND

This document is an Information Statement and is being furnished to shareholders of the Fund, a series of the Trust, under the terms of an exemptive order (the “Order”) issued by the Securities and Exchange Commission (the “SEC”).  RMCI serves as the investment adviser for the Trust. The Order permits RMCI and the Fund to employ additional sub-advisers, terminate sub-advisers, and materially amend sub-advisory agreements without shareholder approval.

Under the Order, if the Fund retains a new sub-adviser, the Fund must provide shareholders with certain information about the new sub-adviser and the sub-investment management agreement.  The Trust’s Board of Trustees (the “Board”) reviews all sub-investment management agreements annually.

This Information Statement is being mailed on or about November 9, 2005 to the shareholders of the Fund of record as of October 20, 2005 (the “Record Date”). RMCI will bear the expenses incurred in connection with preparing this Information Statement.  As of the Record Date, 496,795 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A.  To the knowledge of RMCI, the executive officers and Trustees of the Trust as a group owned 25.55% of the outstanding Class R shares of the Fund and less than 1% of the Class I shares of the Fund as of the Record Date. Reserve Management Corporation owned 29.17% and RMCI owned 10.27% of the outstanding Class I shares of the Fund as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

APPOINTMENT OF SEGALL BRYANT & HAMILL INVESTMENT COUNSEL

AS SUB-ADVISER TO THE FUND

On June 30, 2005, the Board approved SBH to replace Pinnacle as the sub-adviser of the Fund following a mutual termination of the sub-investment management agreement with Pinnacle effective March 22, 2005.  The Trust entered into a sub-investment management agreement with SBH effective August 11, 2005 (the “Agreement”).  Between March 22, 2005 and August 11, 2005, SBH served as the sub-adviser to the Fund under an interim sub-investment management agreement (the “Interim Agreement”).   The Board approved this interim sub-investment management agreement on March 22, 2005.  RMCI continues to serve as the Fund’s investment adviser and overseas SBH. SBH also serves as the sub-adviser to the Hallmark Mid-Cap Growth Fund (“Mid-Cap Fund”), another series of the Trust.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of SBH.  In addition, since May 31, 2005, the beginning of the Trust’s last fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest in any material transaction or material proposed transaction to which SBH, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities was or is to be a party.

At a meeting held on June 30, 2005, in connection with its review of the Agreement, the Board evaluated information provided by RMCI and SBH in accordance with Section 15(c) of the Investment Company Act of 1940, as amended (the “1940 Act”).  In reviewing the Agreement, the Trustees considered a variety of factors including the unique nature of the Fund’s investment strategy and the high quality of service received from SBH while serving under the Interim Agreement and as sub-adviser to the Mid-Cap Fund.

The Board also considered information regarding SBH’s investment management experience, personnel, clients, investment philosophies and processes, and the overall high quality and depth of its organization.  In addition, it noted that the fees to be paid to SBH were paid by RMCI out of the Fund’s comprehensive investment management fee and were not additional expenses of the Fund. The Board noted that because the Fund pays RMCI a comprehensive investment management fee that does not vary as the Fund’s net assets fluctuate, the Fund would not realize any economies of scale.

The Board noted that the sub-advisory fees to be paid to SBH with respect to the Fund were the same as the fees previously paid to Pinnacle.  The Trustees also noted that the fees to be paid to SBH with respect to the Fund were not excessive when compared to comparable funds.

Based on its review, the Board as a whole, with the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act (the “Independent Trustees”) voting separately, determined that the fees under the Agreement were fair and reasonable for the services to be provided by SBH to the Fund and that it would be in the best interest of the Fund and its shareholders for the Trust to enter into the Agreement.  In approving the Agreement, the Board did not identify a single factor as controlling, but concluded that each of the various factors referred to above favored approval.

The Independent Trustees met on September 22, 2005 to reconsider their previous determination regarding the Agreement in light of certain deficiencies in internal controls identified by RMCI related to reconciling bank statements, monitoring compliance with certain Internal Revenue Code requirements and identifying and collecting amounts due certain funds in the Reserve/Hallmark complex. The Independent Trustees were advised that these matters had previously been discussed with the Audit Committee and the Fund’s independent auditors and that RMCI has instituted additional procedures to enhance its internal controls and committed to continue to strengthen the overall control environment. The Independent Trustees were further advised that the identified deficiencies had no material impact to shareholders, Fund net asset value or Fund performance.

The Independent Trustees expressed concern about the quality of certain non-advisory services provided by RMCI but were satisfied with the steps RMCI had taken and had committed to take. Based on consideration of all factors they deemed relevant, including the steps taken by RMCI and RMCI's commitment to continue to strengthen the overall control environment, the Independent Trustees reaffirmed their previous determination to approve the Agreement.

Segall Bryant & Hamill Investment Counsel

SBH is located at 10 South Wacker Drive, Suite 3500, Chicago, IL 60606, and as of March 31, 2005, managed approximately $4.3 billion in assets.  Day-to-day management of the Fund is the responsibility of the portfolio manager, Mr. David Kalis, CFA.  Mr. Kalis joined SBH in 1995 and serves as Managing Director, Equity Analyst and Portfolio Manager.  He has been in the investment industry since 1991 and is also the portfolio manager for the Mid-Cap Fund.

The Fund’s investment objective is to seek capital growth through investment in a portfolio of equity securities of both domestic and foreign issuers.  SBH accomplishes this by, among other things, investing in companies where “Informed Investors” have acquired securities or not acquired or disposed of such securities. “Informed Investors” are the management, board members and beneficial owners of more than 10% of any class of equity securities of an issuer, or any owner of an issuer required to file statements with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 and other institutional investors. The Fund’s investment process may take into account a number of fundamental and technical elements. The Fund may invest in firms with medium to small market capitalization that have an aggregate market value of at least $50 million.

Terms of the Agreement

The Agreement will continue in force until August 11, 2007, unless sooner terminated as provided in the Agreement.  Thereafter, the Agreement will continue in force from year to year so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Fund’s “Comprehensive Fee” Investment Management Agreement with RMCI and may be terminated by RMCI or SBH at any time without payment of any penalty on sixty days’ prior written notice to the other party.  The Agreement may also be terminated at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days’ prior written notice to SBH.

Advisory Fees

RMCI’s annual comprehensive management fee for services rendered to the Fund is 1.30% of the average daily net assets attributable to the Class R shares and 1.00% of the average daily net assets attributable to the Class I shares.

Under the Agreement, RMCI pays SBH a sub-advisory fee at the end of each calendar quarter equal to 0.30% (annualized) of the average daily net assets attributable to Class R shares at the end of that calendar quarter and 0.20% (annualized) of the average daily net assets attributable to Class I shares at the end of that calendar quarter.  The annual sub-advisory fees paid to SBH under the Agreement are the same as those paid to Pinnacle.  They are also the same as the fees paid to SBH under the Interim Agreement.

For the fiscal year ended March 31, 2005, the aggregate sub-advisory fees paid by RMCI to all sub-advisers with respect to the Fund was $53,136.

All fees due to SBH under the Agreement are paid by RMCI and are not additional expenses to the Fund.  THERE WILL BE NO INCREASE IN ADVISORY FEES PAID BY THE FUND TO RMCI IN CONNECTION WITH THE REPLACEMENT OF PINNACLE BY SBH AS THE SUB-ADVISER TO THE FUND.

Additional Disclosure Regarding Segall Bryant & Hamill Investment Counsel

SBH is a Minnesota general partnership located at 10 South Wacker Drive, Suite 3500, Chicago, IL 60606.

The following information was provided to us by SBH.  The names and principal occupations of the principal executive officers and each partner of SBH, all located at 10 South Wacker Drive, Suite 3500, Chicago, IL 60606, are listed below:

Name and Position	Principal Occupation/Title

Ralph M. Segall	Managing Director and Portfolio Manager
C. Alfred Bryant	Managing Director and Portfolio Manager
Jonathan C. Hamill	Managing Director and Portfolio Manager
Jeff Slepian	Managing Director and Portfolio Manager
David P. Kalis	Managing Director, Director of Equity Research
Gregory C. Hosbien	Principal and Director of Fixed Income
James D. Dadura	Principal and Fixed Income Portfolio Manager
Philip L. Hildebrandt	Managing Director and Director of Marketing
Mark W. Rewey	Principal

SBH also serves as sub-adviser for the Mid-Cap Fund.  The Mid-Cap Fund’s main objective is to seek growth of capital by investing in a portfolio of equity and debt securities of medium capitalization U.S. companies.  The Mid-Cap Fund’s secondary objective is to provide current income.  RMCI’s annual comprehensive management fee for Mid-Cap Fund is 1.25% of the average daily net assets attributable to Class R shares and 1.00% of the average daily net assets attributable to Class I shares.

Under a sub-investment management agreement, for serving as sub-adviser to Mid-Cap Fund, SBH is paid an annual fee, at the end of each calendar quarter, equal to

0.30% on the net assets attributable to Class R shares and 0.30% attributable to the net assets of any Class I shares.  In addition, starting on October 1, 2005, RMCI shall make an annual payment to SBH of $100,000 at the end of each twelve-month period provided that the average net assets of the Mid-Cap Fund for the prior twelve months exceed $40,000,000. Such additional compensation shall be limited to $300,000 in total.

GENERAL INFORMATION

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to shareholders of the Fund upon request. You may obtain copies of these reports and the Fund’s current Prospectus and Statement of Additional Information at no cost by calling 1-888-823-2867, by visiting www.hallmarkfunds.com, or by writing to Hallmark Funds, 1250 Broadway, New York, NY 10001.

The principal executive offices of RMCI and the Fund are located at 1250 Broadway, New York, NY 10001.  The Fund acts as its own transfer agent and dividend disbursing agent.  The Fund’s distributor is Resrv Partners, Inc., located at 1250 Broadway, New York, NY 10001.  The Fund’s custodian is J.P. Morgan Chase & Co., 4 New York Plaza, New York, NY 10004.

APPENDIX A

SHAREHOLDERS OWNING MORE THAN 5%

OF THE HALLMARK INFORMED INVESTORS GROWTH FUND AS OF OCTOBER 20, 2005

Name and Address of Beneficial Owner	Class	Percentage
Charles Schwab & Co. Inc. 101 Montgomery Street San Francisco, CA 94104	Class R	15.01%

Bear Stearns Securities Corp. 1 MetroTech Center North Brooklyn, NY 11201-3859	Class R	12.99%

Arthur T. Bent III	Class R	12.84%

Patterson & Co FBO: Bruce R. Bent 1525 West W T Harris Blvd., NC-1151 Charlotte, NC 28262-1151	Class R	12.71%

Josephine Lei	Class R	6.14%

Community Bank, N.A. FBO Clients of Benefits Plans Administrators 6 Rhoads Drive, Suite 7 Utica, NY 13502-6374	Class I	44.25%

Reserve Management Corporation 1250 Broadway 32nd Floor New York, NY 10001-3701	Class I	29.17%

Bear Sterns Securities Corp. 1 MetroTech Center North Brooklyn, NY 11201-3859	Class I	10.98%

Patterson & Co. FBO: Reserve Management Co., Inc. 1525 West W T Harris Blvd, NC-115 Charlotte, NC 28262-1151	Class I	10.27%